Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SECOO HOLDING LIMITED

(Adopted by way of special resolutions passed on July 2, 2014)

NAME

1.                                      The name of the Company is SECOO HOLDING LIMITED.

REGISTERED OFFICE

2.                                      The Registered Office of the Company shall be at the offices of Corporate Filing Services Ltd., P.O. Box 613 GT, 3rd Floor Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands or at such other place as the directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.                                      Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.                                      The liability of each member of the Company is limited to the amount from time to time unpaid on such member’s shares.

CURRENCY

5.                                      Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.                                      The authorized share capital of the Company is US$50,000 divided into (i) 40,189,851 ordinary shares of a nominal or par value of US$ 0.001 each (the “Ordinary Shares”), (ii) 2,678,572 preferred A shares of a nominal or par value of US$ 0.001 each (the “Series A Preferred Shares” or “Preferred A Shares”), of which 1,250,000 preferred shares are series A-1 convertible redeemable preferred shares (the “Series A-1 Preferred Shares”) and 1,428,572 preferred shares are series A-2 convertible redeemable preferred shares (the “Series A-2 Preferred Shares”), (iii) 2,380,952 preferred B shares of a nominal or par value of US$ 0.001 each (the “Series B Preferred Shares” or “Preferred B Shares”), (iv) 1,571,973 preferred C shares of a nominal or par value of US$ 0.001 each (the “Series C Preferred Shares” or “Preferred C Shares”), and (v) 3,178,652 preferred D shares of a nominal or par value of US$ 0.001 each (the

“Series D Preferred Shares” or “Preferred D Shares”), provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

EXEMPTED COMPANY

7.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.                                      Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.                                      The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SECOO HOLDING LIMITED

(Adopted by way of a special resolution passed on July 2, 2014)

PRELIMINARY

The regulations in Table A in the Schedule to the Companies Law (as defined below) do not apply to the Company.

1.                                    In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Beijing Secoo	Beijing Secoo Trading Co., Ltd. (北京寺库商贸有限公司), a limited liability company organized and existing under the laws of the PRC.

Beijing Vehicles	Beijing Secoo Used Motor Vehicles Broker Co., Ltd. (北京寺库旧机动车经纪有限公司) a limited liability company organized and existing under the laws of the PRC, a wholly-owned subsidiary of Beijing Secoo.

Beijing Zhi Yi	Beijing Zhi Yi Heng Sheng Technology Service Co., Ltd. (北京至一恒盛技术服务有限公司) a limited liability company organized and existing under the laws of the PRC, a wholly-owned subsidiary of the WFOE.

Board or directors	the board of directors of the Company, and “director” means a director of the Company, from time to time, and shall include an alternate director.

BVI 1	SIKU HOLDING LIMITED, a business company organized and existing under the laws of the British Virgin Islands.

BVI 2	KUZHIFU HOLDING LIMITED, a business company organized and existing under the laws of the British Virgin Islands.

BVI Companies	BVI 1 and BVI 2.

Companies Law	means Companies Law, Cap 22 (Law 3 of 1961, as consolidated, modified, re-enacted and revised) of the Cayman Islands.

Founders	LI Rixue and HUANG Zhaohui.

Group Companies	the Company, the HK Co., US Co., the WFOE, Beijing Secoo, Shanghai Secoo, Shanghai Financial, Beijing Vehicles and Beijing Zhi Yi.

HK Co.	HONG KONG SECOO INVESTMENT GROUP LIMITED (香港寺库投资集团有限公司), a company organized and existing under the laws of Hong Kong.

Investor

any of IDG Technology Venture Investment IV, L.P., IDG-Accel China Growth Fund III L.P., IDG-Accel China III Investors L.P., Ventech China II SICAR, Bertelsmann Asia Investment AG, Blue Lotus Investment SA, Vangoo China Growth Fund II L.P. and CMC Galaxy Holdings Ltd, collectively, the “Investors”.

member

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

Memorandum	the memorandum of association of the Company, as amended from time to time.

Ordinary Resolution

a resolution passed at a general meeting (or, if so specified, a meeting of members holding a class of shares) of the Company by a simple majority of the votes cast, PROVIDED THAT, if any matter set out in Article 41 is required by the Companies Law to be approved by members, for so long as there are Preferred Shares outstanding, in addition to the foregoing, an Ordinary Resolution shall only be passed with the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Preferred Shares (voting together in a single class on an as-converted basis), or a written resolution passed by the unanimous consent of all members entitled to vote.

Original Preferred Share Issue Price

means (i) US$0.8 per Series A-1 Preferred Share, (ii) US$0.8 per Series A-2 Preferred Share, (iii) US$4.2 per Series B Preferred Share, (iv) US$7.25 per Series C Preferred Share, and (v) US$11.01 per Series D Preferred Share, each as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

Ordinary Shares	ordinary shares with the par value of US$0.001 each in the capital of the Company.

Person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

PRC Companies	the WFOE, Beijing Secoo, Shanghai Secoo, Shanghai Financial, Beijing Vehicles and Beijing Zhi Yi.

Preferred Shares

preferred shares with the par value of US$0.001 each in the capital of the Company including Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

Register of Members	the register of members of the Company.

resolution of directors

(a)         a resolution approved at a duly convened and constituted meeting of directors or of a committee of directors by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b)         a resolution consented to in writing by all directors or of all members of the committee, as the case may be.

Restricted Share Agreement

the amended and restated restricted share agreement dated the Closing Date (as defined in the Series D Shares Purchase Agreement), entered into by, among others, the Company and the holders of the Preferred Shares, attached as Schedule A to these Articles.

Series A Investors	IDG Technology Venture Investment IV, L.P., IDG-Accel China Growth Fund III L.P. and IDG-Accel China III Investors L.P.

Series B Investors	Bertelsmann Asia Investment AG, Ventech China II SICAR , Blue Lotus Investment SA, IDG Technology Venture Investment IV, L.P, IDG-Accel China Growth Fund III L.P and IDG-Accel China III Investors L.P.

Series C Investors

Vangoo China Growth Fund II L.P., IDG Technology Venture Investment IV, L.P., IDG-Accel China Growth Fund III L.P. and IDG-Accel China III Investors L.P., Ventech China II SICAR and Blue Lotus Investment SA.

Series D Investors	CMC Galaxy Holdings Ltd, Vangoo China Growth Fund II L.P., IDG-Accel China Growth Fund III L.P., IDG-Accel China III Investors L.P., Ventech China II SICAR and Blue Lotus Investment SA.

Series A-1 Preferred Shares	Preferred Shares designated as Series A-1 Preferred Shares with par value of US$0.001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series A-2 Preferred Shares	Preferred Shares designated as Series A-2 Preferred Shares with par value of US$0.001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B Preferred Shares	Preferred Shares designated as Series B Preferred Shares with par value of US$0.001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C Preferred Shares	Preferred Shares designated as Series C Preferred Shares with par value of US$0.001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series D Preferred Shares	Preferred Shares designated as Series D Preferred Shares with par value of US$0.001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B Directors	shall be as defined in Article 65 below.

Series C Director	shall be as defined in Article 65 below.

Series D Director	shall be as defined in Article 65 below.

Series D Shares Purchase Agreement	the Series D Shares Purchase Agreement dated July 2, 2014 entered into by and among others, the Company and CMC Galaxy Holdings Ltd.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Shanghai	Shanghai Kuxin financial Information Services Co., Ltd. (上海库信金融信息服务

Financial	有限公司) a limited liability company organized and existing under the laws of the PRC, a wholly-owned subsidiary of Beijing Secoo.

Shanghai Secoo	Shanghai Secoo E-commerce Co., Ltd. (上海寺库电子商务有限公司) a limited liability company organized and existing under the laws of the PRC, a wholly-owned subsidiary of Beijing Secoo.

Share	a share or shares in the Company and includes a fraction of a share.

Shareholders Agreement

the amended and restated shareholders agreement dated the Closing Date (as defined in the Series D Shares Purchase Agreement), entered into by, among others, the Company and the holders of the Preferred Shares, attached as Schedule B to these Articles.

Special Resolution

a resolution passed at a general meeting (or, if so specified, a meeting of members holding a class of shares) of the Company by a majority of not less than seventy-five percent (75%) (or such greater number as may be specified in these Articles) of the votes cast, or a written resolution passed by unanimous consent of all members entitled to vote.

Memorandum	the Memorandum of Association of the Company, as amended from time to time.

Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Articles of Association of the Company, as amended from time to time.

US Co.	SECOO Inc., a company organized and existing under the laws of New York.

WFOE	Ku Tian Xia (Beijing) Information Technology Co., Ltd. (库天下（北京）信息技术有限公司), a limited liability company organized and existing under the laws of the PRC, a wholly-owned subsidiary of the HK Co..

2.                                     “Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.                                     Save as aforesaid any words or expressions defined in the Companies Law shall bear the same meaning in these Articles.

4.                                     Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.                                     A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.                                     A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.                                        Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the directors shall appoint and shall enter therein the following particulars:

(a)                                 the name and address of each member, the number, and (where appropriate) the class of shares held by such member and the amount paid or agreed to be considered as paid on such shares;

(b)                                 the date on which each person was entered in the Register of Members; and

(c)                                  the date on which any person ceased to be a member.

8.                                        Registered Holder Absolute Owner

8.1                                The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2                                No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder.  If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)                                 such notice shall be deemed to be solely for the holder’s convenience;

(b)                                 the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)                                  the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)                                 the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.                                        Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine provided that no share shall be issued at a discount except in accordance with the Companies Law.

10.                                 Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

11.                                 Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.  The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.                                 A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.                                 The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.                                 Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.                                 Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.                                 Subject to the provisions of these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Companies Law and the Company be and is hereby authorized to make payment out of capital in connection therewith.

17.                               Subject to provisions of these Articles, the provisions of the Restricted Share Agreement and the terms of grant of any options under any employee stock option plan adopted by the Company, the Company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed.

18.                                 No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Companies Law.

19.                                 Subject to provisions of these Articles, shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.                                 Subject to the provisions of these Articles and the Shareholders’ Agreement, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer, the directors may accept such evidence of a transfer of shares as they consider appropriate.

21.                                 The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

22.                                 Subject to the provisions of these Articles and the Shareholders’ Agreement, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments.  If the directors refuse to register a transfer, they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.                                 If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least fifty percent (50%) of the issued shares of that class or series, which may be affected by such variation.

24.                                 The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.                                 The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member until they have proceeded as set forth in the next following three regulations.

26.                                 The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter.  For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice.  The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.                                 Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors.  An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

28.                                 Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.                                 What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.                                 Subject to the provisions of these Articles, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.                                 Subject to the provisions of these Articles, the Company may from time to time by a Special Resolution alter the provisions of its Memorandum or these Articles to:

(a)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)                                 subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)                                  cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.                                 For the avoidance of doubt, Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.                                 Subject to the provisions of these Articles, the Company may from time to time by Special Resolution reduce its share capital.

34.                                 Subject to the provisions of these Articles, including the provisions set forth in Article 106 and 130, and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Shares. The holders of Ordinary Shares, subject to provisions of these Articles, shall:

(a)                                 be entitled to one vote per share;

(b)                                 be entitled to such dividends as the Board may from time to time declare; and

(c)                                  in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.                                 Conversion Rights.  Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time.

The conversion rate for Preferred Shares shall be determined by dividing the Original Preferred Share Issue Price by the respective conversion price of such class of Preferred Shares then in effect at the date of the conversion. The initial conversion price of a Preferred Share will be its respective Original Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Preferred Share Conversion Price”).

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.                                 Automatic Conversion.  Each Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Preferred Share Conversion Price (i) upon the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), with an implied market capitalization of the Company prior to such public offering shall be (a) no less than five hundred and twelve million and five hundred thousand U.S. dollars (US$512,500,000) and the net proceeds to the Company of no less than seventy-six million eight hundred and seventy-five thousand U.S. dollars (US$76,875,000) if such offering is completed on or after the one year anniversary of the Closing Date (as defined in the Series D Shares Purchase Agreement); or (b) no less than four hundred and ten million U.S. dollars (US$410,000,000) and the net proceeds to the Company of no less than sixty one million five hundred thousand U.S. dollars (US$61,500,000), if such offering is completed prior to the one (1) year anniversary of the Closing Date (as defined in the Series D Shares Purchase Agreement); or, (c) in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such offering in terms of price, net proceeds, implied market capitalization and regulatory approval is reasonably equivalent to the aforementioned public offing in the United States and is subject to the prior written approval of the holders of Preferred Shares (paragraphs (a), (b) or (c), a “Qualified Initial Public Offering”), or (ii) upon the prior written approval of the holders of at least a majority of each series of the Preferred Shares (calculated and voting separately in their respective single class on as-converted basis, and particularly for Series C Preferred Shares holders, approval by the holders of Series C Preferred Shares representing more than seventy-five percent (75%) of Series C Preferred Shares).  In the event of the automatic conversion of the Preferred Shares as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Initial Public Offering.

37.                                 Mechanics of Conversion.  No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the

Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price.  Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any.  Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares.  The directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.                                 Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO SHARE PRICE

39.                                 Special Definitions.  For purposes of this Article 39, the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  “Original Issue Date” for each class of Preferred Shares shall mean the date on which the first such Preferred Shares was issued.

(iii)                               “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)                              “Additional Ordinary Shares” for each class of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)         any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board (including the affirmative vote of the Series B Directors, Series C Director and Series D Director), provided that the total number of such Ordinary Shares shall not exceed 1,307,672 shares (as adjusted for share dividends, splits, combinations, recapitalizations or similar events);

(B)         any Ordinary Shares issued pursuant to the conversion of Preferred Shares;

(C)         any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(D)         Ordinary Shares issued upon conversion or exercise of options, warrants, or other securities that are outstanding and issued before Original Issue Date; and

(E)          any securities issued pursuant to a Qualified Initial Public Offering.

(b)                                 No Adjustment to Conversion Price.  No adjustment in a Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than such Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)                                  Deemed Issuance of Additional Ordinary Shares.  In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)                                     no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)                               in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)                               in the case of Options for Convertible Securities, only the Convertible  Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)                              no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)                                 in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)                                 Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price.  In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 39 (c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than any of the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, then the applicable Preferred Share Conversion Price for such Preferred Shares shall forthwith be adjusted to a price determined by multiplying such Preferred Share Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares Outstanding (as defined below) immediately prior to such issuance plus the number of Ordinary Shares that the aggregate consideration received by the Company for such issuance would purchase at such Preferred Share Conversion Price; and the denominator of which shall be the number of Ordinary Shares Outstanding (as defined below) immediately prior to such issuance plus the number of such Additional Ordinary Shares.  For purposes of this Article, the term “Ordinary Shares Outstanding” shall mean and include the following: (1) outstanding Ordinary Shares, (2) Ordinary Shares issuable upon conversion of outstanding Preferred Shares, (3) Ordinary Shares issuable upon exercise of outstanding share options, and (4) Ordinary Shares issuable upon exercise (and, in the case of warrants to purchase Preferred Shares, conversion) of outstanding warrants.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(e)                                  Determination of Consideration.  For purposes of this Article 39, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)                         Cash and Property.  Except as provided in clause (ii) below, such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)                               in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)                                  Options and Convertible Securities.  The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Aricle 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)                               the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)                               the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a  subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)                                   Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares.  In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)                                  Adjustments for Other Distributions.  In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)                                 Adjustments for Reclassification, Exchange and Substitution.  If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)                                     INTENTIONALLY DELETED

(j)                                    No Impairment.  The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(k)                                 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(l)                                     Miscellaneous.

(i)                                     All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)                                  The holders of at least fifty percent (50%) of the outstanding Preferred Shares (calculated and voting together on as-converted basis) shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)                               No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01.  Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0l or more in such conversion price.

VOTING RIGHTS

40.                                 Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then   issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  To the extent that applicable law, these Articles or the Shareholders Agreement require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41.                                 Preferred Shareholders’ Consent.  For so long as any Preferred Shares are outstanding, the following acts of the Group Companies shall require the prior written approval or the affirmative votes of (i) more than sixty-six percent (66%) of the Preferred Shares (voting together as a single class on as-converted basis), (ii) more than sixty-six and two thirds percent (66 2/3%) of the Series C Preferred Shares (voting together as a single class on as-converted basis), and (iii) more than fifty percent (50%) of the Series D Preferred Shares (voting together as a single class on as-converted basis):

(a)             any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(b)             any action that authorizes, creates or issues any class of shares of the capital of the Company having preferences superior to or on a parity with the Preferred Shares or any new issuance of any securities of the Company;

(c)              any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(d)             any material amendment of the Company’s Memorandum and Articles of Association or other charter documents of any Group Company that would adversely affect the rights of the Preferred Shares;

(e)              the sale of all or substantially of any of the Group Company’s assets, or any material asset or undertaking of any Group Company;

(f)               the liquidation or dissolution of any of the Group Company;

(g)              any merger, consolidation or amalgamation of any Group Company with any other entity or entities or any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of any Group Company;

(h)             the declaration or payment of a dividend on the Ordinary Shares (other than a dividend payable solely in shares of Ordinary Shares);

(i)                 any transaction or matter in which any Group Company will act as guarantor or will be required to pledge its assets;

(j)                any transaction between (i) any Group Company and (ii) any Shareholder or the director, officer or employee of any Group Company or their associates and affiliates, unless such transaction occurs in the ordinary course of business of the Company and on normal commercial terms and has been fully disclosed in writing to the Preferred Shareholders prior to the entering into of such transaction;

(k)             the initial public offering of any of the Shares or other equity or debt securities of any Group Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering); or

(l)                 any other matter that would materially adversely affect the rights, preferences and privileges of the Series D Preferred Shares.

42.                                 Where any Special Resolution or Ordinary Resolution of the Company in a general meeting is required to approve any of the matters specified in this Article 41 and such matter has not received the approval of holders of more than sixty-six and two third percent (66 2/3%) of the Preferred Shares (voting together as a single class on an as converted basis), holders of more than sixty-six and two third percent (66 2/3%) of the Series C Preferred shares (voting together as a single class on an as converted basis) and holders of more than fifty percent (50%) of the Series D Preferred Shares (voting together as a single class on an as converted basis) as required by this Article 41, the holders of the Preferred Shares who voted against the resolution shall have the number of votes equal to the votes of all members who voted for the resolution plus one.  Board Consent.  For so long as any Series C Preferred Shares or Series D Preferred Shares are outstanding, the following acts by the Group Companies shall in each case require the prior written approval of a majority of the Board, which majority shall include the Series B Directors, the Series C Director and the Series D Director:

(a)             the acquisition (by way of purchase or otherwise) by any Group Company of any interest in any real property except a lease of office premises;

(b)             the adoption of the annual budget, business plan and the establishment of performance milestones or corporate benchmarks for the Group Companies, and any material deviations therefrom;

(c)              the establishment or acquisition of any subsidiary or joint venture;

(d)             incurrence of indebtedness in excess of US$200,000 individually or in excess of US$1,000,000 in the aggregate during any fiscal year;

(e)              any loans by any Group Company to any director, officer or employee;

(f)               the purchase or lease by any Group Company of any motor vehicle valued in excess of US$25,000;

(g)              the purchase by any Group Company of any securities of any other company in excess of US$20,000 individually or in the aggregate in a twelve (12) month period;

(h)             the increase in compensation of any of the five (5) most highly compensated employees of any Group Company by more than 25% in a twelve (12) month period;

(i)                 any transaction or series of transactions between any Group Company and any holder of Ordinary Shares, director, officer or employee of any Group Company that is not in the ordinary course of business or for which the aggregate value exceeds US$25,000;

(j)                any material changes in any Group Company’s business plan or the appointment of any directors in any Group Company;

(k)             any amendment or adoption of any new employee stock option plan (or increase of any share reserve thereunder), or approving changes to senior management compensation and bonuses;

(l)                 dismissal or appointment of certain key executives;

(m)         any change in the accounting methods of the Company or any change in the Company’s auditors;

(n)             any fund transfer from the Company to any PRC Company that is of an amount of more than or RMB500,000 (for a single transfer or an aggregate sum of a series of consequent transfers within one month); or

(o)             any change in the scope, nature and/or activities or business of any Group Company.

MEETINGS AND CONSENTS OF
MEMBERS

43.                                 The directors may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

44.                                 Upon the written request of members holding ten percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

45.                                 The directors shall give not less than seven days notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

46.                                 The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

47.                                 A meeting of members may be called on short notice:

(a)                                 if members holding not less than 90 per cent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 per cent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)                                 if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

48.                                   The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

49.                                   A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

50.                                   The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

51.                                   An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We            being a member of the above Company with           shares HEREBY APPOINT          of           or failing him             of        to be my/our proxy to vote for me/us at the meeting of members to be held on the             day of           and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

52.                                   The following shall apply in respect of joint ownership of shares:

(a)                                 if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)                                 if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)                                  if two or more of the joint owners are present in person or by proxy they must vote as one.

53.                                   A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

54.                                   No business shall be transacted at any meeting of members unless a quorum is present. The quorum for a meeting of members shall be such member(s) present in person or by proxy holding (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, and (ii) not less than a majority of the issued Preferred Shares.

55.                                   If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting, a quorum is not present, those present shall constitute a quorum.

56.                                   At every meeting of members, the Chairman of the Board shall preside as Chairman of the meeting.  If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the members present shall choose someone of their number to be the Chairman.  If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

57.                                   The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

58.                                   At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

59.                                   Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence.  In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

60.                                   Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

61.                                   The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

62.                                   Directors may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

63.                                   An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

64.                                   The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

65.                                   The Company shall be managed by a Board consisting of up to nine (9) directors, which number of directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

The BVI Companies (so long as any of them continues to hold shares in the Company) shall be entitled to appoint and remove five (5) directors (the “Ordinary Directors”), CMC Galaxy Holdings Ltd (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove one (1) director (the “Series D Director”), Vangoo China Growth Fund II L.P. (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove one (1) director (the “Series C Director”), the Series B Investors (so long as any of them continues to hold shares in the Company) shall be entitled to appoint and remove two (2) directors (the “Series B Directors”), of which the holders of Series A-1 and Series A-2 Investors are entitled to jointly appoint and remove one (1) director, and the Ventech China is entitled to appoint and remove one (1) director. The BVI Companies and the Investors may remove any director appointed by them, with or without cause and appoint a new director in his/her place by notice in writing to the Company and the other members.  For the avoidance of doubt, if the BVI Companies appoint less than five (5) Ordinary Directors, LI Rixue shall be entitled to have such number of votes at any meeting of directors which is equal to the difference between five (5) and the number of Ordinary Directors other than LI Rixue.

66.                                   (a)  Any director of the Company may be removed from the Board by the members of the Company by an Ordinary Resolution, but with respect to a director appointed pursuant to Article 65, only upon the vote or written consent of the members entitled to appoint such director. Any vacancies created by the resignation, removal or death of a director appointed pursuant to Article 65 shall be filled pursuant to Article 65.

(b)  If any member of the Company ceases to hold shares of the Company, such member shall remove the director(s) appointed by it pursuant to Article 65 by notice to the Company.  If such member fails to give notice to the Company to remove the director appointed by it, the Company may, by Ordinary Resolution, remove such director.

(c)  Subject to Article 65, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

67.                                   A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

68.                                   The Company shall keep a register of directors containing:

(a)                                 the names and addresses of the persons who are directors of the Company;

(b)                                 the date on which each person whose name is entered in the register was appointed as a director of the Company; and

(c)                                  the date on which each person named as a director ceased to be a director of the Company.

69.                                   A copy of the register of directors shall be kept at the registered office of the Company.

70.                                   Subject to the provisions of these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

71.                                   A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

72.                                   Subject to the provisions of these Articles, the business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company.

73.                                   The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company.  The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

74.                                   Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Companies Law.

75.                                   Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

76.                                   The continuing directors may act notwithstanding any vacancy in their body.

77.                                   Subject to the provisions of these Articles, the directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

78.                                   All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

79.                                   The directors shall cause to be kept the register of mortgages and charges required by the Companies Law.

80.                                   The register of mortgages and charges shall be open to inspection in accordance with the Companies Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

81.                                   The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided, that the Board shall meet at least once every three months.

82.                                   A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

83.                                   A director shall be given not less than seven (7) days notice of meetings of directors, but a meeting of directors held without seven (7) days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part.  The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

84.                                   A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

85.                                   A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate such number of directors which are entitled to no less than eight (8) votes, which shall include the Series B Directors, the Series C Director and the Series D Director.

86.                                   At every meeting of the directors the Chairman of the Board shall preside as Chairman of the meeting.  If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Vice Chairman of the Board shall preside.  If there is no Vice Chairman of the Board or if the Vice Chairman of the Board is not present at the meeting, the directors present shall choose someone of their number to be Chairman of the meeting.

87.                                   An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice.  The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

88.                                   The directors shall cause the following corporate records to be kept:

(a)                                 minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)                                 copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c)                                  such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

89.                                   The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

90.                                   The directors may, by resolution of directors, designate one or more committees. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

91.                                   The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

92.                                   The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters.  The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

93.                                   The Company may by resolution of the directors, appoint officers of the Company at such times as shall be considered necessary or expedient.  Such officers may consist of a Chairman of the Board, a Vice Chairman of the Board, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable.  Any number of offices may be held by the same person.

94.                                   The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

95.                                   Subject to the provisions of these Articles, the emoluments of all officers shall be fixed by resolution of the Board, with the prior written approval of the members holding more than fifty percent (50%) of the Preferred Shares (calculated and voting together on as-converted basis); provided, that the Company shall not provide any director’s fee, other remuneration or emolument to directors that are not independent directors.  The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

96.                                   Subject to compliance with the provisions of Article 94, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors.  Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

97.                                   No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

98.                                   A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

99.                                   Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)                                 is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)                                 is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

100.                            The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

101.                            The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

102.                            The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

103.                            If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

104.                            The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

105.                            The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors.  The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office.  Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors.  Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing.  The directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

106.                            (a)           If the Board approves (including the affirmative votes of the Series B Directors, the Series C Director and the Series D Director) to pay any dividend, whether in cash, in property or in shares of the capital of the Company, to any shareholders of the Company, the holders of the Series D Preferred Shares are entitled to, in preference to the holder of any other class or series of shares of the Company, a cumulative amount for each Preferred D Share equal to ten percent (10%) of the Original Preferred Share Issue Price of Preferred D Shares per annum (beginning on the issuance date of such Preferred D Share), as adjusted for share dividends, splits, combinations, recapitalizations or similar events (the “Accruing Series D Dividend”).  The Accruing Series D Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.  The Company shall not approve, declare or pay any dividends on any shares or any other class or series of shares of the Company unless the holders of the Series D Preferred Shares shall first receive, or simultaneously receive, a dividend on each Series D Preferred Shares in an amount of the aggregate Accruing Series D Dividends then accrued on such shares of the Series D Preferred Shares.

(b)           After the above dividend on the Series D Preferred Shares is fully paid, any holder of the Series C Preferred Shares is entitled to, in preference to the holder of any other class or series of shares (other than the Series D Preferred Shares) of the Company, a cumulative amount for each Preferred C Share equal to ten percent (10%) of Original Preferred Share Issue Price of Preferred C Shares per annum (beginning on the issuance date of such Preferred C Share), as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

(c)            After the above dividend on the Series D Preferred Shares and the Series C Preferred Shares are fully paid, any holder of the Series B Preferred Shares is entitled to, in preference to the holder of any other class or series of shares (other than the Series D Preferred Shares and the Series C Preferred Shares) of the Company, a cumulative amount for each Preferred B Share equal to ten percent (10%) of Original Preferred Share Issue Price of Preferred B Shares per annum (beginning on the issuance date of such Preferred B Share), as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

(d)           After the above dividend on the Series D Preferred Shares, Series C Preferred Shares and on the Series B Preferred Shares are fully paid, any holder of the Series A Preferred Share is entitled to, in preference to the holder of any other class or series of shares (other than the Series D Preferred Shares, Series C Preferred Shares and the Series B Preferred Shares) of the Company, a cumulative amount for each Preferred A Share equal to ten percent (10%) of the Original Preferred Share Issue Price of Preferred A Share per annum (beginning on the issuance date of such Preferred A Share), as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

(e)            The remaining dividend after full payment of the amount above to the holders of the Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, shall be distributed pro rata to the holders of Ordinary Shares and the Preferred Shares (on an as-converted basis).

(f)            Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

107.                            Subject to the provisions of these Articles, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property.  In the event that dividends are paid in specie, the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

108.                            Subject to the provisions of these Articles, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

109.                            The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

110.                            Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the directors determine is no longer needed, or not in the same amount.  Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law.

111.                            Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

112.                            No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 per cent of the vote in electing directors.

113.                            The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the members.

114.                            The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

115.                            A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

116.                            The Company shall prepare an audited annual consolidated financial statements and unaudited consolidated monthly and quarterly financial statements, each in accordance with the United States generally accepted accounting principles (“US GAAP”), which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

117.                            The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2011.

118.                            The first auditors shall be appointed by resolution of directors, and subsequent auditors shall be appointed in accordance with the provisions of Article 42.

119.                            The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

120.                            The remuneration of the auditors of the Company:

(a)                                 in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)                                 subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

121.                            The auditors shall examine each profit and loss account and balance sheet required to be served on every member or laid before a meeting of the members of the Company and shall state in a written report whether or not:

(a)                                 in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)                                 all the information and explanations required by the auditors have been obtained.

122.                            The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

123.                            Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

124.                            The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

125.                            Any notice, information or written statement to be given by the Company to members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

126.                            Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

127.                            Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

128.                            (a)     Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b)      Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c)       Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

129.                            Subject to the provisions of these Articles, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

130.                            (a)           In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series D Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares or any other class or series of shares then outstanding, an amount per Preferred D Share equal to one hundred and fifty percent (150%) of the per share price of Preferred D Share at which time such Preferred D Shares were first issued (the “Original Preferred

Share Issue Price of the Series D Preferred Shares”), as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein , plus all accumulated, accrued and declared but unpaid dividends thereon (collectively, the “Preferred D Share Preference Amount”).

(b)             After the full Preferred D Share Preference Amount on all outstanding Preferred D Shares has been paid, the holders of the Preferred C Shares shall be entitled to receive, prior to any distribution to the holders of the Preferred B Shares, Preferred A Shares and the Ordinary Shares or any other class or series of shares then outstanding, excluding the Preferred D Shares, an amount per Preferred C Share equal to one hundred and fifty percent (150%) of the per share price of Preferred C Shares at which time such Preferred C Shares were first issued (the “Preferred C Share Issue Price”), as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein, plus all accrued or declared but unpaid dividends thereon (collectively, the “Preferred C Share Preference Amount”).

(c)             After the full Preferred C Share Preference Amount on all outstanding Preferred C Shares has been paid, the holders of the Preferred B Shares shall be entitled to receive, prior to any distribution to the holders of the Preferred A Shares and the Ordinary Shares or any other class or series of shares then outstanding, excluding the Preferred D Shares and the Preferred C Shares, an amount per Preferred B Share equal to one hundred and fifty percent (150%) of the per share price of Preferred B Shares at which time such Preferred B Shares were first issued (the “Preferred B Share Issue Price”), as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein, plus all accrued or declared but unpaid dividends thereon (collectively, the “Preferred B Share Preference Amount”).

(d)             After the full Preferred B Share Preference Amount on all outstanding Preferred B Shares has been paid, the holders of the Preferred A Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, excluding the Preferred D Shares, Preferred C Shares and Preferred B Shares, an amount per Preferred A Share equal to one hundred and fifty percent (150%) of the per share price of Preferred A Shares at which time such Preferred A Shares were first issued (the “Preferred A Share Issue Price”), as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein, plus all accrued or declared but unpaid dividends thereon (collectively, the “Preferred A Share Preference Amount”).

(e)             After the full Preferred D Share Preference Amount, Preferred C Share Preference Amount, the full Preferred B Share Preference Amount and the full Preferred A Share Preference Amount have been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.

(f)            If the Company has insufficient assets to permit payment of the Preferred D Share Preference Amount in full to all holders of Preferred D Shares, then the assets of the Company shall be distributed ratably to the all holders of the Preferred D Shares in proportion to the full Preferred D Share Preference Amount each such holder of Preferred D Shares would otherwise be entitled to receive under this Article 130.  If the Company has insufficient assets to permit payment of the Preferred C Share Preference Amount in full to all holders of Preferred C Shares, then the assets of the Company shall be distributed ratably to the all holders of the Preferred C Shares in proportion to the full Preferred C Share Preference Amount each such holder of Preferred C Shares would otherwise be entitled to receive under this Article 130.  If the Company has insufficient assets to permit payment of the Preferred B Share Preference Amount in full to all holders of Preferred B Shares, then the assets of the Company shall be distributed ratably to the holders of the Preferred B Shares in proportion to the full Preferred B Share Preference Amount each such holder of Preferred B Shares would otherwise be entitled to receive under this Article 130. If the Company has insufficient assets to permit payment of the Preferred A Share Preference Amount in full to all holders of Preferred A Shares, then the assets of the Company shall be distributed ratably to the holders of the Preferred A Shares in proportion to the full Preferred A Share Preference Amount each such holder of Preferred A Shares would otherwise be entitled to receive under this Article 130.

(g)            Any sale of shares, merger, consolidation or other similar transaction involving the

Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Company’s assets (the “Liquidation Event”), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provisions of this Article 130 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Article 130 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 130 have been complied with, or (ii) cancel such transaction.

(h)           Notwithstanding any other provision of this Article 130, the Company may at any time, out of funds legally available for repurchases, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(i)             In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative votes from the Series B Directors, the Series C Director and the Series D Director.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i).                        If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii).                     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii).                  If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

(j)            The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Articles 131(i)(i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The holders of more than sixty-six two-thirds percent (66 2/3%) of the Preferred Shares (calculated and voting together in single class on as-converted basis), shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 130, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

REDEMPTION

131.                            (a)           Notwithstanding any provision to the contrary in these Articles, but subject in all cases to the redemption preferences as set forth below:

(i).                        at any time commencing on the second anniversary of the date hereof (the “Redemption Start Date”), and if so requested by the holders of more than fifty percent (50%) of the then outstanding Preferred Shares of any series (and particularly for Series C Preferred Shares, requested by holders representing more than seventy-five percent (75%) of the Series C Preferred Shares); or

(ii).                     prior to the Redemption Start Date but following the occurrence of an “Early Series D Redemption Event” (as defined below) and, if so requested by the holders of more than fifty percent (50%) of the then outstanding Series D Preferred Shares:

with respect to the redemption of Preferred Shares of such series, the Company shall redeem all or part of the outstanding Preferred Shares of such series in cash out of funds legally available therefor (the “Redemption”), subject to the provisions of this Article 131. If any holder of any series of Preferred Shares exercises its redemption under Article 131(a)(i) above, any other holders of other series of Preferred Shares have the right, but not the obligation, to exercise the Redemption of that series at the same time. For the avoidance of doubt, no other holders of Preferred Shares (other than the holders of the Series D Preferred Shares) shall have the right to exercise the Redemption pursuant to Article 131(a)(ii) above, provided that if any holder of the Series D Preferred Shares elects to exercise its right to have the Company redeem its Series D Preferred Shares in accordance with Section 131(a)(ii) above, then subject to receipt of the Series D Redemption Price in respect of the Series D Preferred Shares subject to the Redemption, such holder of the Series D Preferred Shares shall not be entitled to seek indemnification under Sections 9.01 to 9.04 of the Series D Shares Purchase Agreement in respect of the Series D Preferred Shares which have been redeemed in accordance with this Section 131.  The redemption price for each series of Preferred Shares shall be the price as set forth in Articles 131(b) and 131(c) below (as applicable).

For the purpose hereof, the “Early Series D Redemption Event” shall mean the occurrence of any of the following:

(I).                      if the Company or any Group Company breaches or fails to comply with any of the “Material Post Closing Obligations” (as defined in the Series D Shares Purchase Agreement) within the applicable time limit prescribed therein, which breach or failure to comply is not cured within 30 days of written notice from the holders of a majority of the Series D Preferred Shares or such longer time period as agreed by the holders of a majority of the Series D Preferred Shares; or

(II).                 a Material Adverse Effect (as defined in the Series D Shares Purchase Agreement) or a material adverse effect on the Company’s prospects of consummating a Qualified Initial Public Offering, arising from, in connection with, or as a result of the “Material Specific Indemnity Matters” (as defined in the Series D Shares Purchase Agreement).

(b)           The price at which each Preferred Share (other than the Series D Preferred Shares) shall be redeemed shall be equal to the higher of (i) and (ii) below (the “Redemption Price”):

(i).                        IP x (108%) N + D, where

IP = Original Preferred Share Issue Price for Series C Preferred Shares, Series B Preferred Shares or Series A Preferred Shares, as the case may be;

N = a fraction the numerator of which is the number of calendar days between date the holders of the relevant series of Preferred Shares acquired their Preferred Shares and the relevant Redemption Date on which such Preferred Share is redeemed and the denominator of which is 365; and

D = all declared but unpaid dividends on each relevant series of Preferred Shares up to the date of Redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

(ii).                               the fair market value of the relevant series of Preferred Shares on the date of Redemption, such valuation to be determined by an independent appraiser mutually agreed by the Company and the holders of more than fifty percent (50%) of such series of Preferred Shares.

(c)                                   The price at which each Series D Preferred Share shall be redeemed shall be equal to the higher of (i) and (ii) below (the “Series D Redemption Price”):

(i).                        IP x (115%) N + D, where

IP = Original Preferred Share Issue Price for the Series D Preferred Shares;

N = a fraction the numerator of which is the number of calendar days between date the holders of the Series D Preferred Shares acquired their Series D Preferred Shares and the relevant Redemption Date or Early Series D Redemption Date (as applicable) on which such Series D Preferred Share is redeemed and the denominator of which is 365; and

D = all accumulated and accrued but unpaid dividends on each Series D Preferred Share up to the date of Redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

(ii).                     the fair market value of the Series D Preferred Shares on Redemption Date or Early Series D Redemption Date (as applicable), such valuation to be determined by an independent appraiser mutually agreed by the Company and the holders of more than fifty percent (50%) of the Series D Preferred Shares.

(d)             If the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed, the remainder shall remain outstanding and entitled to all the rights, preferences and privileges provided in this Agreement and these Articles, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so, in accordance with the provisions and preferences set forth in this Article 131.

(e)            A notice of redemption (a “Redemption Notice”) by the holders of Preferred Shares (the “Redeeming Investor”): (i) in relation to any redemption pursuant to Article 131(a)(i) shall be given by hand or by mail to the Company at any time on or after the date falling 30 days before the Redemption Start Date stating the date on or after the Redemption Start Date on which the Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the Redemption Start Date or the date 30 days after such notice of redemption is given, whichever is later; and (ii) in relation to any redemption pursuant to Article 131(a)(ii) shall be given by hand or by mail to the Company at any time stating the date on which the Series D Preferred Shares are to be redeemed (the “Early Series D Redemption Date”).  Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Preferred Shares stating the existence of such request, the Redemption Price or the Series D Redemption Price (as applicable), the Redemption Date or Early Series D Redemption Date (as applicable) and the mechanics of redemption and in relation to any redemption pursuant to Article 131(a)(i), each non-requesting holder of record of Preferred Shares shall determine, at its own discretion, whether to participate in Redemption.

(f)            If on the Redemption Date or Early Series D Redemption Date (as applicable), the Company has sufficient assets legally available to redeem all of the Preferred Shares required to be redeemed, the Redemption shall be exercised pari passui in accordance with each redemption participant’s amount of redemption and redemption participants are entitled to force the Company to dispose of its assets and to use the cash and funds from such disposal to meet the requirement of redemption.

(g)            If on the Redemption Date, the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed, then (i) the Redemption shall be exercised in sequence of redemption of Series D Preferred Shares first, then Series C Preferred Shares, then Series B Preferred Shares and then Series A Preferred Shares (if any series cannot be fully redeemed then on a pro rata basis according to the number of shares of such series held by each holder thereof) and redemption participants are entitled to force the Company to dispose of its assets and to use the cash and funds from such disposal to meet the requirement of redemption and (ii) the remaining Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.  If on the Early Series D Redemption Date, the Company does not have sufficient assets legally available to redeem all of the Series D Preferred Shares required to be redeemed, then (x) the Redemption amounts shall be allocated on a pro rata basis among the holders of the Series D Preferred Shares and redemption participants are entitled to force the Company to dispose of its assets and to use the cash and funds from such disposal to meet the requirement of redemption and (y) the remaining Series D Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed pursuant to this Article 131 and shall have paid all the Series D Redemption Price or the Redemption Price (as applicable) for such Preferred Shares requested to be redeemed payable pursuant to this Article 131.

(h)           Before any holder of Preferred Shares shall be entitled for redemption under the provisions of this Article 131, such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price or the Series D Redemption Price (as applicable) shall be payable on the Redemption Date or Early Series D Redemption Date (as applicable) to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date or Early Series D Redemption Date (as applicable). In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Series D Redemption Price or Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant Redemption Date or Early Series D Redemption Date (as applicable) shall cease to accrue and all rights of the holders thereof, except the right to receive the Series D Redemption Price or the Redemption Price (as applicable) thereof (including all accumulated, accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested in accordance with this Article 131, then during the period from the Redemption Date or Early Series D Redemption Date (as applicable) through the date on which such Preferred Shares are actually redeemed and the Series D Redemption Price or Redemption Price (as applicable) is actually made, in full, such Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of such Preferred Shares. After payment in full of the aggregate Series D Redemption Price and Redemption Price for all issued and outstanding Preferred Shares required to be redeemed pursuant to this Article 131, all rights of the holders of such redeemed Preferred Shares as shareholders of the Company shall cease and terminate and such Preferred Shares shall be cancelled.

(i)             If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, in full, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(j)            The Company shall procure that the profits of each subsidiary and affiliate of the Company which are legally available for distribution from time to time shall be distributed to it by way of dividend or otherwise if and to the extent that, without such payment, the Company would not itself otherwise have sufficient profits available for distribution to redeem the Preferred Shares required to be redeemed pursuant to this Article 131.

CONTINUATION

132.                            The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

133.                            Subject to the provisions of these Articles, the Company may from time to time, by Special Resolution, and upon the prior written approval of the holders of at least a majority of each series of the Preferred Shares (calculated and voting separately in their respective single class on as-converted basis, and particularly for Series C Preferred Shares holders, approval by the holders of Series C Preferred Shares representing more than or 66 2/3 % of Series C Preferred Shares), change the name of the Company, alter or add to the Memorandum or these Articles.

COMPLIANCE WITH LAWS AND OTHER AGREEMENTS

134.                            The provisions of each of the Articles contained herein are subject to the Company’s compliance with the Companies Laws and the provisions of the Shareholders’ Agreement and the Restricted Share Agreement.

SCHEDULE A

RESTRICTED SHARE AGREEMENT

SCHEDULE B

SHAREHOLDERS AGREEMENT